Exhibit 99.1

TELOGY, LLC AND SUBSIDIARIES

Consolidated Financial Statements
Years Ended December 31, 2009 and 2008

The report accompanying these financial statements was issued by
BDO Seidman, LLP, a New York limited liability partnership and the U.S.
member of BDO International Limited, a UK company limited by guarantee.

Telogy, LLC

50 West San Fernando St., Suite 200 San Jose, CA 95113 Telephone: 408-278-0220 Fax: 408-278-0230

Independent Auditors’ Report

The Board of Directors and Members
Telogy, LLC
Union City, California

We have audited the accompanying consolidated balance sheets of Telogy, LLC as of December 31, 2009 and 2008 and the related consolidated statements of operations, members’ equity (deficit) and comprehensive loss, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telogy, LLC at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has sustained recurring losses from operations and has a net members’ deficiency at December 31, 2009.  Further, subsequent to year end, the Company filed a voluntary petition for Chapter 11 Bankruptcy which was approved by the Bankruptcy Court on January 26, 2010.  In conjunction with the bankruptcy filing, the Company entered into an Asset Purchase Agreement with Electro Rent Corporation for the sale of substantially all of the assets of the Company.  The foregoing matters raise substantial doubt about the Company’s ability to continue as going concern.  Management’s plans in regard to these matters are also described in Note 2.  These consolidated financial statements do not include all adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

San Jose, California
June 14, 2010

BDO Seidman, LLP, a New York limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Telogy, LLC
Consolidated Balance Sheets

December 31,	2009	2008

Assets
Cash and cash equivalents	$4,011,167	$2,599,876
Accounts receivable, net of allowance for doubtful accounts of $450,485 and $269,309 in 2009 and 2008, respectively	2,812,636	6,823,219
Equipment and parts held for rental, sale, and lease, net of accumulated depreciation of $22,195,251 and $24,695,100 in 2009 and 2008, respectively	23,242,804	55,414,110
Net investment in sales-type leases	41,195	278,276
Leasehold improvements and equipment, net of accumulated depreciation of $1,026,007 and $387,238 in 2009 and 2008, respectively	78,761	570,327
Other assets	169,946	1,013,502
Assets from discontinued operations	1,099,197	570,017

Total Assets	$31,455,706	$67,269,327

Liabilities and Members' Deficit
Borrowings under revolving credit and note arrangements	$58,466,154	$67,903,500
Accounts payable	788,355	1,315,144
Accrued expenses and other current liabilities	1,281,238	5,854,319
Deferred revenue	453,873	578,222
Liabilities from discontinued operations	954,303	1,813,776
Total Liabilities	61,943,923	77,464,961

Commitments and Contingencies

Members' Deficit
Membership units and warrants:
Series A Units, no par, authorized: 798,024 units; issued and outstanding: 795,613 units	59,139,053	59,139,053
Series B Units, no par, authorized and unissued: 4,819 units	-	-
Series C Units, no par, authorized and unissued: 49,408 units	-	-
Series D Units, no par, authorized and unissued: 49,408 units	-	-
Series E Units, no par, authorized and unissued: 24,785 units	-	-
Additional paid-in capital	407,203	407,203
Accumulated deficit	(89,659,040)	(69,622,900)
Other comprehensive loss	(375,433)	(118,990)
Total Members' Deficit	(30,488,217)	(10,195,634)

Total Liabilities and Members' Deficit	$31,455,706	$67,269,327

See accompanying notes to consolidated financial statements.

Telogy, LLC
Consolidated Statements of Operations

Year Ended December 31,	2009	2008

Revenues
Rental revenues	$12,921,799	$19,099,759
Remarketing of equipment	7,574,547	7,251,116
Finance income from sales-type leases	29,984	78,745

Total Revenues	20,526,330	26,429,620

Operating Expenses
Selling, general and administrative expenses	10,366,880	14,474,184
Depreciation and amortization	8,572,455	22,780,082
Net book value of equipment remarketed	7,110,105	6,243,859
Impairment of equipment and parts held for rental, sale and lease	5,058,898	-
Impairment of leasehold improvements and equipment	453,052	-
Impairment of intangible assets	-	14,667,415

Total Operating Expenses	31,561,390	58,165,540

Operating Loss from Continuing Operations	(11,035,060)	(31,735,920)

Interest expense, net	4,620,647	5,689,542

Loss from Continuing Operations	(15,655,707)	(37,425,462)

Discontinued Operations:
Income (Loss) from Discontinued Operations	659,131	(3,146,071)
Loss on Sale of Discontinued Operations	(5,039,564)	(35,713)

Total Loss from Discontinued Operations	(4,380,433)	(3,181,784)

Net Loss	$(20,036,140)	$(40,607,246)

See accompanying notes to consolidated financial statements.

Telogy, LLC
Consolidated Statements of Members' Equity (Deficit) and Comprehensive Loss

	Membership Units and Warrants	Membership Units and Warrants	Additional Paid- in Capital	Accumulated Deficit	Other Comprehensive Income (Loss)	Total Members' Equity (Deficit)
	Series A Units	Amount
Members Equity Balances
at December 31, 2007	795,613	$59,139,053	$211,422	$(29,015,654)	$(340,873)	$29,993,948
Comprehensive loss:						-
Net loss		−	−	(40,607,246)	−	(40,607,246)
Foreign currency translation		−	−	−	221,883	221,883
Total comprehensive loss						(40,385,363)
Stock-based compensation expense		−	195,781	−	−	195,781
Members Deficit Balances
at December 31, 2008	795,613	$59,139,053	$407,203	$(69,622,900)	$(118,990)	$(10,195,634)
Comprehensive loss:
Net loss		−	−	(20,036,140)	−	(20,036,140)
Foreign currency translation		−	−	−	(256,443)	(256,443)
Total comprehensive loss						(20,292,583)
Members Deficit Balances
at December 31, 2009	795,613	$59,139,053	$407,203	$(89,659,040)	$(375,433)	$(30,488,217)

See accompanying notes to consolidated financial statements.

Telogy, LLC
Consolidated Statements of Cash Flows

Year ended December 31,	2009	2008

Cash Flows from Operating Activities
Net loss	$(20,036,140)	$(40,607,246)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,043,888	23,871,933
Bad debt expense	468,315	185,753
Stock-based compensation	-	195,781
(Gain) loss from sale of rental and lease equipment	(501,244)	2,228,538
Loss on sale of discontinued operations	5,039,564	35,713
Impairment of equipment and parts held for rental, sale and lease	5,058,898	-
Impairment of leasehold improvements and equipment	453,052	750,824
Impairment of intangible assets	-	14,667,415
Net changes in operating assets and liabilities:
Accounts receivable	3,730,381	2,122,333
Net investment in sales-type leases	237,081	151,346
Other assets	371,917	145,515
Accounts payable	(548,537)	(1,465,349)
Accrued expenses	(5,535,158)	(629,728)
Other	(67,257)	(1,878,835)

Net Cash Used in Operating Activities	(1,285,240)	(226,007)

Investing Activities
Proceeds from sale of rental and lease equipment	14,625,540	12,813,772
Proceeds from sale of discontinued operations	7,309,869	-
Payments for purchase of rental and lease equipment	(8,354,239)	(16,709,839)
Purchase of leasehold improvements and equipment	(708,182)	(123,909)

Net Cash Provided by (Used in) Investing Activities	12,872,988	(4,019,976)

Financing Activities
Borrowings under revolving credit	-	3,500,000
Repayments under term loans and capital leases	(9,437,346)	(268,481)

Net Cash (Used in) Provided by Financing Activities	(9,437,346)	3,231,519

Effect of exchange rate changes	(256,443)	221,883

Net Change in Cash Included in Assets from Discontinued Operations	(482,668)	-

Net Increase (Decrease) in Cash and Cash Equivalents	1,411,291	(792,581)

Cash and Cash Equivalents, beginning of year	2,599,876	3,392,457

Cash and Cash Equivalents, end of year	$4,011,167	$2,599,876

Supplemental Disclosures of Cash Flow Information
Cash paid for interest during the year	$5,341,693	$5,950,021

See accompanying notes to consolidated financial statements.

Telogy, LLC
Notes to Consolidated Financial Statements

1.	Overview of Telogy, LLC and Recent Developments

Business

Telogy, LLC (“Telogy” and together with its subsidiaries, the “Company”), is a Delaware limited liability corporation formed in July 2006 and in the business of renting, leasing, managing, refurbishing, and remarketing general purpose electronic test equipment.  Telogy rents, leases, and remarkets electronic test equipment to customers nationwide and in Europe through its wholly owned subsidiary Telogy International N.V. (TI).  The equipment is general purpose in nature and has applications for a range of customers, including those engaged in research, manufacturing, and service functions.

As a result of the significant events which have occurred subsequent to the December 31, 2009 balance sheet date (discussed elsewhere in this document), the Company has effectively ceased its ongoing business operations and is currently in the process of liquidating the Company’s remaining assets.

Organization and July 2006 Plan of Reorganization

Telogy’s assets and operations were formerly owned by Telogy, Inc.  In November 2005, Telogy, Inc. reached an agreement with a group of private equity sponsors to recapitalize the entity in order to strengthen its capital structure and enhance its competitive position. As part of the recapitalization, Telogy, Inc. entered into an agreement with the majority of its existing secured debt holders to convert the majority of their debt into equity.  On November 29, 2005, to facilitate its recapitalization, Telogy, Inc. and its wholly owned subsidiary eCycle, LLC, a distinct entity from eCycle, voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code. Telogy, Inc. and its subsidiary subsequently filed a joint plan of reorganization (the 2006 Plan of Reorganization) with the United States Bankruptcy Court for the Northern District of California. The 2006 Plan of Reorganization was confirmed by the bankruptcy court, and the debtors emerged from Chapter 11 proceedings on July 28, 2006.

The 2006 Plan of Reorganization provided for the reorganization of Telogy, Inc. and eCycle, LLC through asset disposition transactions of their businesses to newly formed Delaware limited liability companies, Telogy and eCycle. Under the terms of the Plan of Reorganization, the stock of TI (a sister company to Telogy, Inc.) was contributed to Telogy, such that TI became a wholly owned subsidiary of the Company.

Under the 2006 Plan of Reorganization, the former secured debt holders of Telogy, Inc. were given a pro rata share of the 795,613 Series A Units of the Company and the former unsecured debt holders were given a pro rata share of 79,037 warrants of the Company. The 2006 Plan of Reorganization also allowed for the issuance of 3,374 Class B Units and 30,880 Class C and D Units each to employees.

Telogy, LLC
Notes to Consolidated Financial Statements

Recent Developments – January 2010 Bankruptcy Filing

On January 24, 2010, the Company filed a voluntary petition for relief under Chapter 11 of the United States Code (“Bankruptcy code”) with the United States Bankruptcy Court for the District of Delaware.  The motion was approved on January 26, 2010.  This Bankruptcy filing was the result of the Company’s recurring operating losses and increasing liquidity constraints, which led management to conclude that the best course of action for the Company was to commence Chapter 11 proceedings as part of a plan to implement a proposed transaction with another party to sell substantially all of the Company’s assets pursuant to section 363 of the Bankruptcy Code, subject to a competitive sale process and the solicitation of higher and/or better sales offers.

On February 9, 2010, the Bankruptcy court entered an order approving bidding procedures and setting dates for an auction and sale hearing to approve the sale.  On March 16, 2010, the Company conducted an auction.  On March 19, 2010, the Bankruptcy Court entered an Order approving the sale, pursuant to the terms of an Asset Purchase Agreement (APA) between the Company and Electro Rent Corporation, dated March 16, 2010.  On March 31, 2010, the sale was consummated pursuant to the APA.

The APA with Electro Rent Corporation stipulated a price amounting to $24.7 million.  The assets purchased through this agreement include all accounts receivable, inventory and rental equipment, equipment, rights and claims, permits and pending applications, intellectual property, products and products in development, documents, telephone numbers, purchased deposits, commercial torts and other rights, claims, goodwill, other additional privileges, rights and interests.  Assets excluded from the sale include cash and cash equivalents apart from customer security deposits, rights to TI, deposits apart from customer security deposits, prepaid charges and expenses, receivables related to the excluded assets, insurance policy claim rights, rights and claims associated with excluded assets, capital stock of all assets of TI and eCycle, intercompany debt, all real property leases.  Electro Rent Corporation agreed to assume only certain liabilities including warranties, reserved for sales credits and adjustments related to purchase deposits arising after the closing date of the sale.

Recent Developments – September 2009 Sale of Telogy International N.V.

On September 21, 2009, TI entered into an asset purchase agreement with Microlease PLC to sell substantially all of TI’s assets at a cash purchase price of $7.7 million (subject to adjustment) plus $2.5 million assumed liabilities.  The agreement provides that the purchased assets would include substantially all of TI’s tangible and intangible assets, exclusive of all cash on hand or at the bank, any tax amounts recoverable by Telogy, websites, assets used in calibration lab, interest in property, certain rented equipment, certain IT assets, and recoverable expenses previously advanced by the seller to current or former employees.

Telogy, LLC
Notes to Consolidated Financial Statements

2.	Summary of Significant Accounting Policies

Basis of Presentation and Going Concern – The accompanying financial statements have been presented on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.  During the years ended December 31, 2009 and 2008, the Company incurred substantial losses from operations and, as of December 31, 2009, the Company’s total liabilities exceeded its total assets by approximately $30 million (representing a net members’ deficiency).  Further, as discussed in Note 1, on January 24, 2010, the Company filed a voluntary petition for relief under Chapter 11 of the United States Code (“Bankruptcy code”) with the United States Bankruptcy Court for the District of Delaware.  The foregoing matters raise substantial doubt about the ability of the Company to continue as a going concern.  Management’s plans to address these matters are described below.

In the months leading up to the January 24, 2010 Chapter 11 filing, the Company experienced recurring operating losses and increasing liquidity constraints.  The Company hired an investment banker to assist the Company in exploring various options available to the Company including the pursuit of potential divestitures of the Company’s assets.  During these endeavors, in September 2009, the Company sold its international operations consisting of Telogy International N.V.  Notwithstanding the forgoing sale, due to the continuing liquidity constraints and concerns about the potential deterioration of its business and degradation in value, the Company concluded that the best course of action for the Company was to commence Chapter 11 proceedings as part of a plan to implement a proposed transaction with another party to sell substantially all of the Company’s assets pursuant to section 363 of the Bankruptcy Code, subject to a competitive sale process and the solicitation of higher and/or better sales offers.

In this regard, subsequent to year end, on January 24, 2010, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy code which was approved by the Bankruptcy Court on January 26, 2010.  In conjunction with the bankruptcy filing, and the related bidding procedures for an auction and sale of its assets, on March 16, 2010 the Company entered into an Asset Purchase Agreement (APA) with Electro Rent Corporation for the sale of substantially all of the assets of the Company.  On March 19, 2010, the Bankruptcy Court entered an Order approving the sale, pursuant to the terms of the APA.  On March 31, 2010, the sale was consummated.  Given that the foregoing events were subject to the approval of the Bankruptcy Court, which approval did not occur until March 19, 2010, management determined that the presentation of the Company’s financial statements on the going concern basis as of December 31, 2009 was appropriate in these circumstances.

The carrying values of the Company’s assets at December 31, 2009 have been reduced, as necessary, to reflect any impairment indicated by the amounts paid by the purchaser for assets acquired under the APA and have been reduced, as necessary, to reflect any impairment indicated by the absence of future utility of any of the unsold assets.  The carrying values of the Company’s liabilities at December 31, 2009 have not been adjusted (reduced) for any post-balance sheet rulings or judgments of the Bankruptcy Court, as such liabilities represent legal obligations as of December 31, 2009.  The carrying values of certain accruals have been adjusted to amounts expected to be paid.  The Company’s consolidated financial statements do not include all adjustments that might result from the outcome of this uncertainty.

Telogy, LLC
Notes to Consolidated Financial Statements

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, eCycle and TI, for the years ended December 31, 2009 and 2008. The results of operations of eCycle and TI are presented as a single line item “income (loss) from discontinued operations” in the accompanying consolidated statements of operations for 2009 and 2008 as discussed further below.  All intercompany accounts and transactions have been eliminated in consolidation.

Discontinued Operations – For purposes of determining discontinued operations, the Company has determined that TI and e-Cycle are components of the entity within the context of FASB ASC 360-40, Accounting for the Impairment or Disposal of Long-Lived Assets.  A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company.  The Company evaluated the results of operations of TI and e-Cycle both quantitatively and qualitatively to determine if appropriate for reporting as discontinued operations.  The results of operations of TI and e-Cycle have been presented as discontinued operations for 2009 and 2008.  See Note 10 – Discontinued Operations.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. The Company’s most significant estimates include the assessment of potential impairment of long-lived tangible and intangible assets, useful lives of leasehold improvements and equipment, adequacy of the allowance for doubtful accounts and the accounting for contingent liabilities.

Reclassification – Certain reclassifications have been made to prior year consolidated financial statements to conform to the current year’s presentation.

Cash and Cash Equivalents – Cash equivalents consist of money market funds and highly liquid debt instruments with an original maturity of three months or less. Telogy places its cash deposits and temporary cash investments with high-quality, creditworthy financial institutions. Management does not believe that the concentration of such cash deposits and temporary cash investments is deemed to create a significant risk to Telogy. As of December 31, 2009 and 2008, 97% and 93%, respectively, of its cash and cash equivalents were deposited with one financial institution.

Telogy, LLC
Notes to Consolidated Financial Statements

Restricted Cash – Telogy leases its primary office and warehouse equipment space in Union City, California. The lease requires Telogy to provide the landlord a deposit in the form of a letter of credit for $675,000 for the term of the lease.  During 2009, the Company renegotiated their lease agreement, resulting in a decreased deposit amount of $337,014.  On April 14, 2010, the Company received Bankruptcy Court approval to terminate their un-expired lease on the Union City office building.  The deposit was retained by the Landlord due to the early cancellation of the lease agreement.  The $337,014 deposit was written off as of December 31, 2009.

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable are recorded at the invoiced amount, are non interest bearing, and generally are not collateralized. The Company performs periodic credit evaluations of its customers’ financial condition and maintains reserves for potential credit losses. Allowances for losses on receivables are provided for based on a review of the current status of existing receivables and historical collection experience. Receivables are written off when Telogy determines them to be uncollectible.

Equipment and Parts Held for Rental, Sale, and Lease – Equipment acquired subsequent to the 2006 Plan of Reorganization for rental or remarketing (i.e., for resale) is recorded at cost. Equipment transferred from Telogy, Inc. at the time of the 2006 Plan of Reorganization was adjusted to its “reorganization value.” Equipment is depreciated using the straight-line method over an estimated useful life of three to ten years, or over the term of the lease, if shorter, to its estimated residual value. Cost of equipment sold represents the net book value of the equipment at the time of disposition.

The recorded values of the Company’s equipment portfolio are periodically reviewed for impairment. An impairment loss is measured and recognized only if the estimated undiscounted future cash flows of the asset group are less than the asset group’s net book value. The estimated undiscounted cash flows are the sum of the estimates of undiscounted future rents and estimated residual value of the assets within the asset group at the earlier of end of the assets’ expected holding period or disposition. Impairment is measured as the difference between the fair value (as determined by the discounted estimated future cash flows) of the asset group and their carrying value on the measurement date.

Telogy’s policy is to evaluate annually the remaining life and recoverability of such equipment in light of current conditions. The evaluation for potential impairment requires that management estimate the future cash flows from the carrying value of its equipment and the ultimate residual sales price or salvage value. Such estimates include assumptions about equipment utilization and rental rates, expected holding period, and used equipment sales values at the end of the expected holding period. It is possible that those estimates of anticipated future cash flows, the remaining estimated economic life of the equipment, or both could be reduced. As such the sum of estimated future cash flows used in the tests of impairment could be reduced in future evaluations to amounts below current carrying values, and such reductions could result in future write-downs of equipment to the extent such equipment is carried at amounts in excess of the then-current fair market value. No impairment was recognized during the period from inception to December 31, 2008.  Due to the Company’s filing of voluntary petition for relief under Chapter 11 Bankruptcy and the subsequent APA entered into with Electro Rent Corporation in March 2010, as discussed elsewhere in these financial statements, management’s evaluation of fair value of equipment resulted in a $5,058,898 impairment charge as of December 31, 2009.

Telogy, LLC
Notes to Consolidated Financial Statements

Telogy maintains an inventory of equipment parts (included in equipment held for rental, sale, and lease) for use in the refurbishment of its equipment inventory. Inventories are stated at the lower of cost (first-in, first-out basis) or market price. Parts used in refurbishment are capitalized into the basis of the equipment and are depreciated over the remaining life of the equipment.  Where necessary, management makes provisions for obsolete, excess, and slow moving inventories.

Net Investment in Sales-Type Leases - Leases that contain bargain purchase options are classified as sales-type leases. The present value of the minimum lease payments receivable, which includes the bargain purchase option, is recorded as remarketing of equipment revenue upon commencement of the lease. The cost is the net book value of the equipment remarketed.

Telogy’s net investment in sales-type leases includes the lease contracts’ receivable, less unearned income. Unearned income is the difference between the lease contract receivable and the remarketing revenue, and is amortized over the lease term using the effective-interest rate method. Initial direct costs associated with lease origination for sales-type leases are expensed as incurred.  Unearned income is measured using a discounted rate of 12% for December 31, 2009 and 2008.

Concentrations of Credit Risk - Concentrations of credit risk are somewhat dispersed due to the large number of customers comprising Telogy’s customer base. Approximately 30% and 28% of Telogy’s revenues are generated from customers located in the state of California for the years ended December 31, 2009 and 2008, respectively.

Leasehold Improvements and Equipment - Leasehold improvements, office warehouse and other equipment, including software, and vehicles, including equipment under capital leases, held at the time of the 2006 Plan of Reorganization are stated at “reorganization value.”  Such assets acquired subsequent to the date of the 2006 Plan of Reorganization are stated at cost. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives, which range from five to ten years, or the term of the lease. Office equipment and vehicles, including equipment under capital leases, are depreciated to their estimated salvage values using the straight-line method over estimated useful lives of five to ten years. Depreciation on equipment under capital lease is included in depreciation and amortization on the accompanying consolidated statement of operations.

Telogy, LLC
Notes to Consolidated Financial Statements

Impairment of Long-Lived Assets - In accordance with Statement of Financial Accounting Standards ASC 360-40 (formerly SFAS 144), Accounting for Impairment or Disposal of Long-live Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the consolidated balance sheet and reported at the lower of the carrying amount or fair value, less costs to sell, and would be no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in appropriate asset and liability sections of the consolidated balance sheet.

In 2008, the Company recorded an impairment loss for all intangible assets totaling $14,667,415.  Intangible assets have zero balance as of December 31, 2009 and 2008.  Due to the Company’s filing of a voluntary petition for Chapter 11 Bankruptcy and APA entered into with Electro Rent Corporation in March 2010, as discussed in Note 2, management’s evaluation of fair value of leasehold improvements and equipment resulted in a $453,052 impairment loss for the year ended December 31, 2009.

Income Taxes - The Company is a limited liability company and, accordingly, the majority of income tax attributes flow through to its members. Although a pass-through entity is subject to entity-level income taxes in some states, any deferred tax assets or deferred tax liabilities in those states are immaterial.  TI, a taxable entity in Belgium, had net operating loss carry-forwards of approximately $32,387,000 and $18,200,000 for the years ended December 31, 2009 and 2008, respectively.  The net operating loss carry-forwards will reduce future taxable income indefinitely.  At December 31, 2009 and 2008, the net operating loss results in approximately $11,011,000 and $6,185,000 deferred tax asset, respectively, which has been fully reserved with a valuation allowance.

Effective January 1, 2009, the Company adopted FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, which was later codified principally under FASB ASC subtopic 740-10, Income Taxes – Overall.  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes two-step process for evaluating a tax position, involving a recognition threshold and measurement attribute.

Differences between tax benefit positions taken, or expected to be taken, on a tax return and amounts recognized in the financial statements are generally recognized as an increase to income taxes payable, a decrease to income taxes receivable, or an adjustment to the related deferred income tax asset or liability.

Telogy, LLC
Notes to Consolidated Financial Statements

The Company had no unrecognized tax benefits upon adoption on January 1, 2009 of the uncertain tax position guidance (formerly referred to as “FIN 48”) under FASB ASC subtopic 740-10, and does not have any unrecognized tax benefits at December 31, 2009.  Accordingly, the Company does not have any tax positions for which it is reasonably possible that the total amount of gross unrecognized tax benefits will increase or decrease within the 12 months following the balance sheet date.

Fair Value of Financial Instruments - On January 1, 2008, the Company adopted FASB ASC 820-10 (formerly SFAS No. 157), Fair Value Measurements for the Company’s financial assets and liabilities.  ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.  FASB ASC 820-10 establishes a three-level fair value hierarchy to prioritize the inputs used to measure the fair value of assets or liabilities.  These levels are:

Level 1 – Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 – Unobservable inputs which require the reporting entity to develop its own assumptions.

	December 31, 2009				December 31, 2008
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

Amounts in (‘000)

Cash and cash equivalents	$4,011	$-	$-	$4,011	$2,273	$-	$-	$2,599

Total assets measured and recorded at fair value	$4,011	$-	$-	$4,011	$2,273	$-	-	$2,599

As of December 31, 2009, the Company’s financial instruments for which fair value is required to be disclosed under FASB ASC 825-10, Disclosures about Fair Value of Financial Instruments, consist of cash and cash equivalents reported at fair value using observable market prices from active markets which represents Level 1 in the ASC 820-10 hierarchy.

Telogy, LLC
Notes to Consolidated Financial Statements

Foreign Currency Translation - The Company follows the policies prescribed by FASB ASC 830, Foreign Currency Translation, for translation of the financial results of its foreign subsidiary. Accordingly, assets and liabilities are translated at the foreign currency exchange rate in effect at the balance sheet date. Resulting translation adjustments due to fluctuations in the exchange rates are recorded as other comprehensive income. Results of operations are translated using the weighted-average foreign currency rate during the period. Members’ equity (deficit) accounts are translated at historical exchange rates. Gains and losses on foreign currency transactions are recorded in other income and expense.

Revenue Recognition - Rental and lease revenues are recognized in the month they are due on the accrual basis of accounting. Rentals and leases are billed to customers in advance, and unearned billings are recorded as deferred revenue. Other revenues consist of billings to customers for equipment sales, delivery, or repairs. Those revenues are recognized in the period in which the respective equipment is shipped and risk of loss is passed to the customer or the period in which the services are performed. In the case of equipment which is sold to customers that is already on rent or lease to the same party, revenue is recognized at the agreed-upon date when the rent or lease term ends. Revenues from the sale of rental equipment and new equipment are recognized at the time of delivery to, or pick-up by, the customer and when collectability is reasonably assured. Equipment management and other fee revenue are generated from services rendered, which are typically provided on either a month-to-month basis or on a short-term project-by project basis, and are billed and recognized when the specific service has been completed.

Equipment Management Agreements - Equipment management fees for services rendered to manage equipment for third parties are recognized as the services are performed.

Recent Accounting Pronouncements – Recent accounting pronouncements that may be applicable to the Company include the following:

Revenue Arrangements with Multiple Deliverables - In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13, which amends ASC Topic 605, Revenue Recognition, to require companies to allocate revenue in multiple-element arrangements based on an element’s estimated selling price if vendor specific or other third-party evidence of value is not available.  ASU 2009-13 is effective beginning January 1, 2011.  Earlier application is permitted.  The Company is currently evaluating both the timing and the impact of the pending adoption of the ASU on the Company’s financial statements.

Accounting Standards Codification - In June 2009, the FASB issued ASU No. 2009-01 (formerly referenced as SFAS No. 168, The FASB Accounting Standards Codification and Hierarchy of Generally Accepted Accounting Principles (“ASC” or “Codification”)).  The Codification is the single source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied to nongovernmental entities.  The Codification does not change current GAAP, but is intended to simplify user access to all authoritative GAAP by providing all the authoritative literature related to a particular topic in one place.  All existing accounting standard documents are superseded and all other accounting literature not included in the Codification is considered nonauthoritative.  The Codification is effective for annual reporting periods ending after September 15, 2009.  The Company has made the appropriate changes to GAAP references in the financial statements.

Telogy, LLC
Notes to Consolidated Financial Statements

Subsequent Events - On May 28, 2009, the FASB issued new guidance for accounting for subsequent events. The new guidance, which is now part of ASC 855 (formerly, SFAS No. 165, Subsequent Events) is consistent with existing auditing standards in defining subsequent events as events or transactions that occur after the balance sheet date but before the financial statements are issued or are available to be issued, but it also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The new guidance defines two types of subsequent events: “recognized subsequent events” and “non-recognized subsequent events.” Recognized subsequent events provide additional evidence about conditions that existed at the balance sheet date and must be reflected in the company’s financial statements. Non-recognized subsequent events provide evidence about conditions that arose after the balance sheet date and are not reflected in the financial statements of a company. Certain non-recognized subsequent events may require disclosure to prevent the financial statements from being misleading. The new guidance was effective for interim or annual periods ending after June 15, 2009. The Company adopted the provisions of ASC 855 as required.

Fair Value Measurement - In September 2006, the FASB issued new guidance on fair value measurements, ASC 820-10 (formerly referenced as Statement No. 157, Fair Value Measurements).  This guidance defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  This statement was effective for financial statements issued for fiscal years beginning after November 15, 2007.  In February 2008, the FASB agreed to delay the effective date for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, to fiscal years beginning after November 15, 2008.  The Company adopted this standard on October 1, 2008 for financial assets and liabilities and other assets currently carried at fair value on a recurring basis. ASC 820-10 establishes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities;

Level 2: Inputs, other than Level 1, that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Telogy, LLC
Notes to Consolidated Financial Statements

The adoption of the effective portion of the standard had no impact on the Company’s financial statements and the Company does not anticipate that adoption of the deferred portion will have a material effect on its financial position and results of operations.

Measuring Liabilities at Fair Value - In August 2009, the FASB issued an amendment to its previously released guidance on measuring the fair value of liabilities.  The pronouncement provides clarification that, in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following methods: (i) a valuation technique that uses a) the quoted price of the identical liability when traded as an asset; or b) quoted prices for similar liabilities or similar liabilities when traded as assets; and/or (ii) a valuation technique that is consistent with the principles of an income or market approach. The pronouncement also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include inputs relating to the existence of transfer restrictions on that liability. The adoption of this standard did not have a significant effect on our consolidated financial statements.

3.	Intangible Assets

In connection with the 2006 Plan of Reorganization, during the allocation of enterprise values, the Company identified certain intangible assets. The identified intangible assets were Telogy’s trade name in the amount of $1,510,536, Telogy’s large customer relationships in the amount of $9,485,054 and Telogy’s other customer relationships in the amount of $12,398,424, which were being amortized on a straight-line basis over their useful lives of ten years, ten years, and five years, respectively.  Amortization expense of $ 3,579,244 was recorded for the year ended December 31, 2008.

At December 31, 2008, management determined that due to the Company’s recurring operating losses, forecasted future operating results and growing liquidity challenges, the intangible assets were impaired, resulting in a complete write off of the carrying value of such intangibles in the amount of $14,667,415 in 2008.  This amount is presented as impairment of intangible assets in the 2008 consolidated statement of operations.

4.	Net Investment in Sales-Type Leases

Net investment in sales-type leases consisted of the following:

December 31,	2009	2008
Total minimum lease payments to be received	$47,008	$336,190
Less unearned income	(5,813)	(57,914)
Net investment in sales-type leases	$41,195	$278,276

At December 31, 2009, minimum lease payment to be received is $47,008 for the year ending December 31, 2010.

Telogy, LLC
Notes to Consolidated Financial Statements

Remarketing revenue from sales-type leases included in remarketing of equipment in the accompanying statement of operations was $17,079 and $305,425 for the years ended December 31, 2009 and 2008, respectively, and amortization of unearned income presented as finance income from sales-type leases was $29,983 and $78,745 for the years ended December 31, 2009 and 2008, respectively.

5.	Leasehold Improvements and Equipment

The following is a summary of Telogy’s leasehold improvements and equipment:

December 31,	2009	2008
Computer equipment and software	$80,211	$263,284
Leasehold improvements	978,923	914,410
Warehouse equipment	45,634	31,204
Office equipment	-	33,143
	1,104,768	1,242,041
Less: accumulated depreciation and amortization	(1,026,007)	(671,714)
	$78,761	$570,327

At December 31, 2009 and 2008, Telogy had $ -0- and $241,533 of assets under capital leases, net of $ -0- and $174,922 of accumulated depreciation, respectively.

In accordance with FASB ASC 820-10, the Company wrote down the leasehold improvements and equipment to net realizable value.  This resulted to a total write down of $453,052 in 2009.  The Company recorded depreciation expense of $338,996 and $675,582 for 2009 and 2008, respectively.

6.	Secured Borrowings under Revolving Credit and Term Loan Agreements

The Company’s borrowings under its loan arrangements are as follows:

December 31,	2009	2008
Revolver loan	$32,466,154	$37,460,947
Term loan	26,000,000	30,000,000
Other borrowings	-	442,553
	$58,466,154	$67,903,500

Telogy, LLC
Notes to Consolidated Financial Statements

Revolver Loan –

On July 28, 2006, Telogy entered into a revolving credit agreement (the Credit Agreement) with a five-year term. The Credit Agreement provides for a $40,000,000 revolving credit facility, and along with the $30,000,000 term loan agreement, is secured by substantially all assets of the Company. Under the terms of the Credit Agreement, interest is payable quarterly at a rate of LIBOR plus 5% (approximately 5.6%% and 8.1%, at December 31, 2009 and 2008, respectively), is subject to various covenants, and is pari passu with the $30,000,000 term loan. All principal is due on July 28, 2011.  All lenders participating in the revolving Credit Agreement also hold equity interests in Telogy. The Company is charged an annual commitment fee of 0.50% of the daily average of the unused amount of funds committed under the revolving Credit Agreement.

Term Loan –

On July 28, 2006, Telogy entered into a term loan agreement (the Term Loan Agreement) with a five-year term. The Term Loan Agreement provided for the issuance of $30,000,000 of promissory notes. Under the terms of the Term Loan Agreement, interest is payable quarterly at a rate of LIBOR plus 5% (approximately 5.6% and 8.1% at December 31, 2009 and 2008, respectively), and is subject to various covenants. All principal is due on July 28, 2011. All lenders participating in the Term Loan Agreement also hold equity interests in Telogy.

The Credit Agreement and Term Loan Agreement contain various covenants including the requirement to submit audited financial statements to the lenders within 120 days after fiscal year end.  Due to the bankruptcy filing and related sale of assets under the APA, the Company was not able to submit audited financial statements to the lenders within 120 days after the Company’s fiscal year ended December 31, 2009 and was otherwise unable to obtain a waiver from the lenders for the non-compliance; accordingly, the Company is in default with respect to this covenant.

Under the proposed settlement arrangements before the bankruptcy court, it is expected that substantially all available assets will be distributed to secured creditors, except for certain amounts that are to be distributed pro-rata among unsecured creditors.

Other Borrowings –

Other borrowings amounted to $ -0- and $442,553 at December 31, 2009 and 2008, respectively, and consisted of amounts owing under a line of credit and capital lease obligations entered into by TI.  These obligations were repaid during 2009.

Telogy, LLC
Notes to Consolidated Financial Statements

7.	Commitments and Contingencies

Leases Relating to Operations - The initial lease term for the Company’s primary office and warehouse space in Union City, California was to expire in November 2013.

Effective January 2009, the Company renegotiated the lease agreement where 60% of the leased property was subleased by the Landlord to a third party.  Concurrently, lease payments were pro-rated between the Company and the third party lessor.

Telogy leases its other facilities and other office equipment under noncancelable operating lease agreements through 2013.

In conjunction with the Company’s filing for voluntary petition for relief under Chapter 11, the bankruptcy court approved the Company’s petition for rejection of remaining lease term on April 14, 2010.  As a result of this lease cancellation, the lease deposit amounting to $337,014 was retained by the Landlord.  In accordance with FASB ASC 820-10, the Company wrote down the lease deposits and deferred rent liability to net realizable value.  This resulted in a write down of $337,014 in lease deposit and elimination of the deferred rent liability.

Rent income/(expense) under operating leases was $240,742 and ($2,925,459) for the years ended December 31, 2009 and 2008, respectively, and is included in operating and other expenses on the accompanying consolidated statement of operations.

Contingencies - In November 2007, the Company discovered that certain equipment may have been exported to a foreign customer without a required export license.  As a result, with the assistance of outside counsel, the Company began an internal review of its compliance with United States export control laws, which covered exports by the Company, its subsidiary TI, and Telogy, Inc., from March 2003 through March 2008. As a result of this review, in March 2008, the Company voluntarily disclosed to the Office of Export Enforcement, Bureau of Industry and Security, United States Department of Commerce (OEE), the transactions it identified that may have been conducted without the appropriate export or re-export licenses.  The Company could be subject to civil or criminal fines, penalties, administrative sanctions and other types of liability in connection with these transactions.  The OEE is still in the process of reviewing and investigating this matter. The assessment of civil penalties is likely.  Subsequent to December 31, 2009, the OEE notified the Company that it had completed investigation.  With respect to the investigation of Telogy (the U.S. entity) the OEE agreed to waive all civil penalties.  With respect to TI (the International entity) the OEE imposed a civil penalty of less than $100,000 which the Company has paid.  As part of the settlement with the OEE, the Company agreed that for one year it would refrain from violating any exporting laws.

Telogy, LLC
Notes to Consolidated Financial Statements

The Company is subject to various claims and lawsuits that arise in the ordinary course of business. Management does not expect that the ultimate resolution of these matters will have a materially adverse effect on the Company’s consolidated financial position or results of operations.

As part of the discontinued operations of the eCycle business, the facilities were vacated and the leased building was turned over to the landlord.  The total unpaid minimum lease commitment up to July 31, 2011 amounted to $1.6 million.  In January 28, 2009, the landlord (Plaintiff) filed a lawsuit against both eCycle LLC and Telogy Inc. The complaint alleged that eCycle entered into a lease with the predecessor-in-interest of Plaintiff, and that eCycle breached the lease.  The complaint further alleged that Telogy is an alter ego of eCycle.  The Plaintiff sought damages of $1.6 million, plus interest and attorneys’ fees.

In April, 2009, the Plaintiff filed a response to special interrogatories to Superior Court of California where the approximate claim was increased to $2.4 million to include unpaid rent and common area maintenance charges.   The Company filed a defense denying the material allegations and asserting affirmative defenses.   In May 2009, the Plaintiff filed a petition to add Telogy, LLC as a defendant.  Telogy was sued on the same alter-ego theory as Telogy, Inc.  In June 2009, the court issued an order approving the petition.  Since eCycle is currently a cancelled California limited liability company, Telogy, Inc. and Telogy, LLC remained as defendants.  On November 17, 2009, the two parties settled the claim for $40,000.  Telogy, LLC paid the full amount on November 18, 2009.  As a result, the Company reversed their lease liability accrual, totaling $1.2 million, in 2009.

In February 2009, the Company received a letter from the attorney of a former outside sales representative for eCycle claiming it owed $195,000 in unpaid commissions.  The former sales representative claims that eCycle breached its obligations under the sales contract the representative had with eCycle.  Management believes that this claim is without merit and accordingly has not accrued any amounts related to this matter.

Employee Benefit Plan - On April 1, 1988, Telogy, Inc.’s Board of Directors established the Telogy 401(k) Plan (the Plan), a defined contribution plan, which was assumed by Telogy. The Plan allows employees to contribute from 2% to 15% of their total compensation. At management’s discretion, Telogy may make a matching contribution based upon its current and accumulated earnings. For the years ended December 31, 2009 and 2008, Telogy contributed $2,167 and $134,461, respectively, to the Plan. Administrative and trustee costs of the Plan are paid by the Plan’s participants.

Telogy, LLC
Notes to Consolidated Financial Statements

8.	Classes of Members’ Units

The provisions of the Company’s ownership structure are described below.

As of December 31, 2009 and 2008, membership units consisted of:

	Authorized	Outstanding
Units of Series A Interests (Series A Units)	798,024	795,613
Units of Series B Interests (Series B Units)	4,819	-
Units of Series C Interests (Series C Units)	49,408	-
Units of Series D Interests (Series D Units)	49,408	-
Units of Series E Interests (Series E Units)	24,785	-
	926,444	795,613

The holders of the units have various rights and preferences as follows:

Voting - The holders of Series A Units, and vested Series B Units, Series C Units, Series D Units, and Series E Units are entitled to vote on all matters with each such unit entitled to cast one vote, regardless of series.

Distributions of Cash Flow from Operations - The holders of Series A Units, and vested Series B Units, Series C Units, Series D Units, and Series E Units are entitled to receive distributions of cash flows from operations, when available and declared by the Board of Directors. The Company has not declared or paid any distributions of cash flows from operations to date.

Liquidation Preference

Series A Units - In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, and before any payment shall be made in respect with the Series B units, Series C units, Series D units and Series E units the holders of each Series A units are entitled to be paid such per-unit liquidation amount equal to their basis capital accounts.  The holders of all Series A units are also entitled to their pro rata share of all additional funds distributed.

Series B, C, D and E Units - In the event of any liquidation, dissolution, or winding up of the Company, and after payment to the holders of the Series A Units of their tax-basis capital accounts, the holders of each Series B Unit, Series C Units, Series D Units, and Series E Units are entitled to be paid their pro rata share of additional funds distributed, subject to certain minimum thresholds, which must be met, for the Series C Units, Series D Units, and Series E Units to participate.

Telogy, LLC
Notes to Consolidated Financial Statements

In January 2007, the Company issued 2,411 Series A Units to an officer of the Company as part of officer compensation.  The units were fully vested on the grant date.  The holder of the Series A was given a put right which entitled the holder to require the Company to purchase the shares for an aggregate amount equal to $250,000 provided that the put right shall be exercised before December 31, 2008; accordingly, the Unit was recognized as a liability in the consolidated balance sheet with a corresponding charge to compensation expense.  On November 5, 2008, the put right was exercised and the units were surrendered to the Company.

Warrants - Pursuant to the limited liability company agreement of Telogy, LLC (the Operating Agreement), the Company issued to former subordinated debt holders warrants “X” giving the holders the right to purchase up to 39,519 Series A Units for $144.20 per membership units and warrants “Y” giving the holders the right to purchase up to 39,518 Series A Units for $159.09 per membership unit. The life of the warrants is ten years.  The warrants were issued in the 2006 Plan of Reorganization in settlement of all subordinated debt.

9.	Stock-Based Compensation

The Company granted 964 Series B Units, 11,207 Series C Units, 11,207 Series D Units, and 24,785 Series E Units to certain employees during 2006 and 2007.  These units were granted under Telogy’s Operating Agreement and generally vest over three years and expire ten years from the date of grant.  In 2008, the Telogy employees who were granted such units irrevocably and unconditionally waived any and all rights to all Series B, C, D and E units.  In connection with the cancellation of the units, the Company recognized $195,781 in stock-based compensation expense, representing the remaining unrecognized stock-based compensation on the unvested portion of the options outstanding.  There were no units granted in 2008 or 2009.

10.	Discontinued Operations

As discussed in Note 2, the Company has determined that TI and e-Cycle are components of the entity within the context of FASB ASC 360-40, Accounting for the Impairment or Disposal of Long-Lived Assets.  The Company evaluated the results of operations of TI and e-Cycle both quantitatively and qualitatively and has presented the results of operations of TI and e-Cycle as discontinued operations.

eCycle Business

In September 2008, management determined to discontinue operations of its eCycle business component due to operating losses incurred during the year.  Based on the separable nature of the asset group related to eCycle, eCycle qualifies for treatment as a discontinued operation.

Telogy, LLC
Notes to Consolidated Financial Statements

In October 2008, a large reduction in force was completed, and a small staff remained to facilitate the completion of the existing business orders that were still outstanding.  The remaining customer orders were completed in November 2008, and the facility was vacated and turned over to the landlord at the beginning of December 2008.  The Company paid $153,129 severance charges for terminated employees.  Warehouse equipment and leasehold improvements were sold to third parties for total proceeds of $ 25,000.  Total fixed assets written off amounted to $ 412,725.

Telogy International N.V. (“TI”) Business

On September 21, 2009, TI entered into an asset purchase agreement with Microlease PLC to sell substantially all of the subsidiary’s assets at a cash purchase price of $7.7 million (subject to adjustment) plus $2.5 million assumed liabilities.  The agreement provides that the purchased assets would include goodwill, stock, debts, benefit of customer contracts, software licenses, business information, records, third party rights, and all other assets, property, or rights primarily relating to or required for or used in business except the excluded assets.  Excluded assets include all cash on hand or at the bank, any tax amounts recoverable by Telogy, websites, assets used in calibration lab, interest in property, certain rented equipment, certain IT assets, recoverable expenses previously advanced by the seller to current or former employees

In accordance with FASB ASC 360-40 (formerly SFAS No. 144) the Company reclassified the consolidated statements of operations for all years presented to show the results of operations of these reportable operating segments as discontinued operations.  The Company reclassified the consolidated balance sheet as of December 31, 2008 to show the assets and liabilities of the eCycle business as a discontinued operation and reclassified the consolidated balance sheet as of December 31, 2009 to show the assets and liabilities of the TI business as a discontinued operation.

Summarized operating results on discontinued operations are as follows:

Year ended December 31, 2009	Telogy International	eCycle (1)	Total
Revenue	$11,363,927	$-	$11,363,927
Operating expenses	13,639,221	(1,322,518)	12,316,703
Operating income (loss)	(2,275,294)	1,322,518	(952,776)
Interest and other non operating items	(1,611,907)	-	(1,611,907)
Income (Loss) from Discontinued Operations	$(663,387)	$1,322,518	$659,131
Loss on Sale of Discontinued Operations	$(5,039,564)	$-	$(5,039,564)

(1)	Amount represents the reversal of an accrued lease liability pertaining to the eCycle business upon reaching a legal settlement with the landlord in November 2009.

Telogy, LLC
Notes to Consolidated Financial Statements

Year ended December 31, 2008	Telogy International	eCycle	Total
Revenue	$13,871,952	$4,272,639	$18,144,591
Operating expenses	13,975,047	7,808,963	21,784,010
Operating loss	(103,095)	(3,536,324)	(3,639,419)
Interest and other non operating items	(493,348)	-	(493,348)
Income (Loss) from Discontinued Operations	$390,253	$(3,536,324)	$(3,146,071)
Loss on Sale of Discontinued Operations	$-	$(35,713)	$(35,713)

Summarized balance sheet data on discontinued operations is as follows:

December 31,	2009 (2)	2008 (1)

Cash	$482,668	$-
Accounts receivable	481,904	570,017
Other assets	134,625	-

Total assets from discontinued operations	1,099,197	570,017

Accounts payable	39,234	60,983
Accrued and other liabilities	915,069	1,752,793

Total liabilities from discontinued operations	954,303	1,813,776

Net assets from discontinued operations	$144,894	$(1,243,759)

(1)	The December 31, 2008 balance sheet data reflects the assets and liabilities of the eCycle business.

(2)
The December 31, 2009 balance sheet data reflects the assets and liabilities of  the TI business.  The balances for the TI business have not been retroactively reclassified on the December 31, 2008 (prior year) balance sheet.

Telogy, LLC
Notes to Consolidated Financial Statements

11.	Subsequent Events

As discussed in Note 1 and 2, the Company filed a voluntary petition for relief under Chapter 11 of the United States Code (“Bankruptcy code”) with the United States Bankruptcy Court for the District of Delaware.  The motion was approved on January 26, 2010.  On March 19, 2010, the Bankruptcy Court entered an Order approving the sale, pursuant to the terms of an Asset Purchase Agreement (APA) between the Company and Electro Rent Corporation, dated March 16, 2010.  On March 31, 2010, the sale was consummated pursuant to the APA.

As discussed in Note 9, the Bankruptcy Court approved the termination of the un-expired lease on the Union City office building on April 14, 2010.

On April 29, 2010, the Company entered into a settlement agreement by and among the creditors, the Official Committee of Unsecured Creditors and Bank of New York Mellon (as Administrative Agent and Collateral Agent), certain prepetition secured lenders and the official committee of unsecured creditors.  The settlement agreement requires the Company to deposit $300,000 (“Unsecured Creditors’ Escrow”) in escrow which shall be distributed on a pro-rata basis on account of the claims determined pursuant to the Claims Resolution Process of creditors holding unpaid prepetition unsecured claims, or the Agent and Lenders with respect to any residue.  Notwithstanding the foregoing, any prepetition unsecured priority claims that the Company are authorized to pay pursuant to certain Order Authorizing Payment of Certain Prepetition Taxes shall be paid:  first, pursuant to the Prepetition Tax Order and Budget, from cash collateral to a maximum of $50,000 (less any amounts previously paid by the Company pursuant to the Prepetition Tax Order); and second, to the extent any such claims may remain, from the unsecured creditors’ escrow on a pro rata basis without regard to any priority.

As a result of the foregoing events, the Company has effectively ceased its ongoing business operations and is currently in the process of liquidating the Company’s remaining assets.

In preparing the financial statements, the Company has evaluated subsequent events as defined by FASB ASC 855 “Subsequent Events”, through June 14, 2010, which is the date that the financial statements were issued.